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                                                                   Exhibit 10.26


                          TERMINATION OF SPLIT DOLLAR
                            LIFE INSURANCE AGREEMENT


     This Termination of Split Dollar Life Insurance Agreement (the "Termination"), is effective September 17, 2004, between AUTOCAM CORPORATION, a Michigan corporation, of 4070 East Paris Ave., Kentwood, Michigan 49512 ("Company"), and John R. Buchan ("Owner").


                                   BACKGROUND

     A. On one or more dates prior to the date here of Company and Owner have executed one or more Split Dollar Life Insurance Agreements (the "Plans").

     B. The Plans were intended to qualify as a life insurance employee benefit plan as described in Rev. Rule 64-328.

     C.   Company and Owner now desire to terminate all of the Plans.

                                   AGREEMENT

     The parties agree as follows:

     1. Distribution of Amounts Due. Pursuant to the employment agreement all of the Plans are terminated and company has release and distributed to Owner all amounts due to Company under the Plans ($80,981.95).


     2. Notice of Termination. This Termination serves as written notice of termination of all of the Plans.

     3. Acknowledgement of Termination. Owner and Executive acknowledge release of the amounts due under the Plans and this Termination.

     4. Future Premiums. Company shall continue to pay the premiums on each of the policies and the premiums paid will be compensation to the Owner as agreed upon pursuant to an employment agreement between Owner and Company.

     5. Effective Date. This Termination is effective as of the date set forth above.




AUTOCAM CORPORATION, a
Michigan Corporation


By      /s/ John C. Kennedy                       /s/ John R. Buchan
  __________________________________         ____________________________

       John C. Kennedy, President                  John R. Buchan